NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
HEI Announces Fourth Quarter and Fiscal 2006 Results
MINNEAPOLIS, MINNESOTA December 1, 2006— HEI, Inc. (Nasdaq: HEII) (www.heii.com) (“HEI”) today announced its financial results for its fourth quarter and full fiscal year, which ended September 2, 2006.
HEI achieved net sales of $13.9 million in the fourth quarter of fiscal 2006, representing an 8% reduction from net sales of $15.1 million reported in the fourth quarter of fiscal 2005. The Company reported net loss of $2.6 million or ($0.27) per diluted share in the fourth quarter this year as compared to net income of $204,000 or $0.02 per share in the prior year. The operating loss for the fourth quarter of fiscal 2006 was $2.2 million as compared to an operating income of $387,000 in the fourth quarter of fiscal 2005. Operating income for the fourth quarter of fiscal 2006 was adversely impacted by an $813,000 charge to cost of sales from our change in accounting estimate relating to our inventory overhead calculations and $115,000 of employee stock-based compensation expense related to the adoption of SFAS 123(R) compared to no employee stock-based compensation expense in the fourth quarter of fiscal 2005.
For the fiscal year ended September 2, 2006, net sales were $52.6 million, a decrease of 7% from net sales of $56.6 million for the fiscal year ended August 31, 2005. The Company reported a net loss for fiscal year 2006 of $6.1 million or ($0.64) per diluted share as compared with net income of $355,000 or $0.04 per share for fiscal year 2005. Operating income for the fiscal year 2006 was adversely impacted by an approximately $1.0 million charge to cost of sales from our change in accounting estimate relating to our inventory overhead calculations and $503,000 of employee stock-based compensation expense related to the adoption of SFAS 123(R) compared to no employee stock-based compensation expense for the fiscal year 2005.
“Fiscal year 2006 has been a challenge for the Company, but we have refocused our efforts on operational performance and will continue to assess our strategies moving forward,” commented Mark Thomas, HEI’s Chief Executive Officer.
The Company will hold a conference call to discuss the Company’s operating results on Monday December 4, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). This call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://www.actioncast.acttel.com and enter Event ID 32977. The conference call can be accessed via telephone by dialing 1-800-218-4007 (outside the US, dial 303-262-2140). Specify conference reservation number 11078168.
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HEI, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 2, 2006	August 31, 2005	September 2, 2006	August 31, 2005
Net sales	$13,907	$15,068	$52,631	$56,631
Cost of sales	12,853	11,877	44,669	45,047

Gross profit	1,054	3,191	7,962	11,584
Operating expenses:
Selling, general and administrative	2,203	2,002	8,963	8,383
Research, development and engineering	1,099	802	4,238	3,264
Gain on claim settlement	—	—	—	(300)

Operating income (loss)	(2,248)	387	(5,239)	237
Other income (expenses)	(380)	(183)	(818)	118

Net Income (loss)	(2,628)	204	(6,057)	355
Deemed dividend on Preferred Stock	—	—	—	$1,072

Net loss attributable to common stock	$(2,628)	$204	$(6,057)	$(717)

Earnings (loss) Per Common Share:
Basic and Diluted:
Net Income (loss)	$(0.27)	$0.02	$(0.64)	$0.04
Deemed dividend on Preferred Stock	—	—	—	(0.13)

Net loss attributable to common stock	$(0.27)	$0.02	$(0.64)	$(0.09)

Weighted Average Shares Used in EPS Calculation
Basic:	9,469,000	8,382,000	9,469,000	8,382,000
Diluted:	9,469,000	8,958,000	9,469,000	8,958,000

HEI, Inc.
Consolidated Balance Sheets
(In thousands)

	September 2, 2006	August 31, 2005
Cash and cash equivalents	$674	$351
Accounts receivable, net	9,205	9,278
Inventories	7,000	8,044
Other current assets	1,146	3,303

Total current assets	18,025	20,976
Net property and equipment	7,717	6,889
Other assets	1,130	629

Total assets	$26,872	$28,494

Line of credit	$5,948	$2,563
Current maturities of long-term debt	1,038	484
Accounts payable and accrued liabilities	6,507	8,148

Total current liabilities	13,493	11,195
Other long-term liabilities	1,791	1,690
Long-term debt, less current maturities	2,824	1,813
Total shareholders’ equity	8,764	13,796

Total liabilities and shareholder’s equity	$26,872	$28,494

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, improved results and the estimated HEI net sales, cash flow and profits ,HEI’s expectations regarding continued listing of HEI’s common stock on Nasdaq, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.